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                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549

                                 FORM 15

  Certification and Notice of Termination of Registration under Section 12(g)
        of the Securities Exchange Act of 1934 or Suspension of Duty to
          File Reports under Sections 13 and 15(d) of the Securities
                             Exchange Act of 1934


                       Commission File Number 000-26324
                                              ---------

                           Rockford Industries, Inc.
            (Exact name of registrant as specified in its charter)

 1851 East First Street, Suite 600, Santa Ana, California 92705 (714) 547-7166
                  (Address, including zip code, and telephone
                         number, including area code,
                 of registrant's principal executive offices)

                          COMMON STOCK, NO PAR VALUE
           (Title of each class of securities covered by this Form)

                                     NONE
                (Titles of all other classes of securities for
                         which a duty to file reports
                     under Section 13(a) or 15(d) remains)

                Please place an X in the box (es) to designate
        the appropriate rule provisions (s) relied upon to terminate or suspend the duty to file reports:

         Rule 12g-4 (a) (1) (i)       [x]   Rule 12h-3 (b) (1) (ii)   [ ]
         Rule 12g-4 (a) (1) (ii)      [ ]   Rule 12h-3 (b) (2) (i)    [ ]
         Rule 12g-4 (a) (2) (i)       [ ]   Rule 12h-3 (b) (2) (ii)   [ ]
         Rule 12g-4 (a) (2) (ii)      [ ]   Rule 15d-6                [ ]
         Rule 12h-3 (b) (1) (i)       [x]

          Approximate number of holders of record as of the certification or notice date:
                                 One.

          Pursuant to the requirements of the Securities Exchange Act of 1934, Rockford Industries, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

                                    ROCKFORD INDUSTRIES, INC.



     DATE:   February 18, 1999      By:    /s/ Danny Lam
                                       -----------------------
                                               Danny Lam